                            SCHEDULE 14A INFORMATION
             Proxy Statement Pursuant to Section 14(a) of the Securities
                               Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant                           [X]
Filed by a Party other than the Registrant        [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                          HMT Technology Corporation
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:
         _______________________________________________________________________

     2.  Aggregate number of securities to which transaction applies:
         _______________________________________________________________________

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________

     4.  Proposed maximum aggregate value of transaction:
         _______________________________________________________________________

     5.  Total fee paid:
         _______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
         _______________________________________________________________________

     2.  Form, Schedule or Registration Statement No.:
         _______________________________________________________________________

     3.  Filing Party:
         _______________________________________________________________________

     4.  Date Filed:
         _______________________________________________________________________

                           HMT TECHNOLOGY CORPORATION
                                1055 PAGE AVENUE
                               FREMONT, CA 94538

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 14, 1997

To the Stockholders of HMT Technology Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of HMT Technology Corporation, a Delaware corporation (the "Company"), will be held on Thursday, August 14, 1997, at 9:00 a.m., local time, at Embassy Suites Hotel, 901 East Calaveras Boulevard, Milpitas, California 95035 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for its fiscal year ending March 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on June 25, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          LOGO

                                          Peter S. Norris
                                          Vice President, Finance, Chief
                                          Financial Officer,
                                          Treasurer and Assistant Secretary

Fremont, California
July 9, 1997

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           HMT TECHNOLOGY CORPORATION
                                1055 PAGE AVENUE
                               FREMONT, CA 94538

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 14, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of HMT Technology Corporation, a Delaware corporation (the "Company" or "HMT"), for use at the Annual Meeting of Stockholders to be held on August 14, 1997, at 9:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Embassy Suites Hotel, 901 East Calaveras Boulevard, Milpitas, California 95035. The Company intends to mail this proxy statement and accompanying proxy card on or about July 9, 1997, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, CIC Express Service, Inc. ("CIC"). No additional compensation will be paid to directors, officers or other regular employees for such services, but CIC will be paid its customary fee, estimated to be about $4,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on June 25, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on June 25, 1997, the Company had outstanding and entitled to vote 41,535,789 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1055 Page Avenue, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDERS PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than March 11, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are five nominees for the five Board positions presently authorized. The number of directors constituting the whole Board of Directors is fixed by resolution of the Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all having been elected by the stockholders.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING AT THE 1998 ANNUAL MEETING

     The names of the nominees and certain information about them are set forth below:

          NAME             AGE           POSITION HELD WITH THE COMPANY
-------------------------  ---     -------------------------------------------
Ronald L. Schauer          53      President, Chief Executive Officer and
                                   Chairman of the Board
Bruce C. Edwards           43      Director
Neil M. Garfinkel          31      Director
Walter G. Kortschak        38      Director
Robert G. Teal             54      Director

     Ronald L. Schauer joined the Company as President and Chief Executive Officer and a member of the Board of Directors in February 1994. From June 1993 to February 1994, he was the owner, President and Chief Executive Officer of PAWS, Inc., a plastics manufacturing company. From June 1991 to June 1993, he was President and Chief Operating Officer of Magnetic Data, Inc., a contract manufacturer of disk drives and computers. From June 1983 to May 1991, he was Corporate Vice President and General Manager of the Memory Products Division of Stolle Corporation, a wholly owned subsidiary of Alcoa, a diversified aluminum manufacturing company. From 1972 to May 1983, Mr. Schauer held various technical and general management positions in the Data Recording Products Division at 3M Company, a diversified manufacturing company. Mr. Schauer holds a B.S. in Electrical Engineering from South Dakota State University.

     Bruce C. Edwards joined the Company's Board of Directors in January 1996. Since February 1996, he has been President, Chief Executive Officer and a director of Powerwave Technologies, Inc., a manufacturer of power amplifiers for wireless telecommunications applications. Mr. Edwards was employed by AST Research, Inc., a computer company, as Senior Vice President and Chief Financial Officer from 1988 until July 1994 and as Executive Vice President, Chief Financial Officer and a director from July 1994 to December 1995. Mr. Edwards is also a director of Diamond Multimedia Systems, Inc.

     Neil M. Garfinkel joined the Company's Board of Directors in January 1996. Since January 1997, he has been a Vice President of Summit Partners, L.P., a venture capital partnership ("Summit Partners"). From June 1995 to December 1996, he was a Senior Associate of Summit Partners. From May 1994 to May 1995, he was an associate at Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm. From September 1992 to April 1994, he was an associate at Cravath, Swaine & Moore, a law firm.

     Walter G. Kortschak joined the Company's Board of Directors in November 1995. Since August 1991, he has been a General Partner of Summit Partners, where he has been employed since June 1989. From June 1986 to June 1989, he was a Vice President at Crosspoint Venture Partners, a venture capital partnership. He is also a director of McAfee Associates, Inc., Mecon, Inc., Diamond Multimedia Systems, Inc., Simulation Sciences, Inc. and several privately held companies.

     Robert G. Teal joined the Company's Board of Directors in January 1996. Since July 1988, he has been a General Partner of Capform Partners, a venture capital limited partnership. From April 1982 to February 1988, he was a Senior Vice President of Maxtor Corporation, a disk drive company, which he co-founded. From April 1992 to October 1996, he held various positions with Portable Energy Products, Inc., a battery manufacturer, including as Director, Chairman and Chief Executive Officer. Portable Energy Products, Inc. filed for federal bankruptcy protection in 1994 and emerged from bankruptcy in July 1995. Mr. Teal is also a director of ION Systems, Inc. and is Vice President and Chief Financial Officer of Quinta Corporation, a data storage company, where he is a co-founder.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended March 31, 1997, the Board of Directors held seven meetings. The Board has an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors, Messrs. Edwards and Kortschak. It met once during such fiscal year.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. In connection with the award of stock options to employees and consultants, the Committee has delegated limited authority to the Company's Chief Executive Officer for making such awards. The Compensation Committee is currently composed of two non-employee directors, Messrs. Teal and Kortschak. It met three times during such fiscal year.

     During the fiscal year ended March 31, 1997, each current director attended 75% or more of the aggregate of the requisite meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending March 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Coopers & Lybrand L.L.P.

has audited the Company's financial statements since December 1995. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Coopers & Lybrand L.L.P. as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Coopers & Lybrand L.L.P. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Coopers & Lybrand L.L.P.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     In December 1995, the Company decided to retain Coopers & Lybrand L.L.P. as the independent accountants for the Company and dismissed Ernst & Young LLP, the Company's former accountants. The decision to change independent accountants was approved by the Company's Board of Directors and was made in connection with the leveraged recapitalization effected on November 30, 1995. There were no disagreements with the former accountants regarding any matters with respect to accounting principles or practices, financial statement disclosure or auditing scope or procedures through December 1995, or with respect to the Company's financial statements for the fiscal years ended March 31, 1994 and 1995. The former accountants' reports as of and for the fiscal years ended March 31, 1994 and 1995 are not a part of the consolidated financial statements of the Company included in its annual report on Form 10-K and the related consolidated financial statement schedules. Such reports did not contain an adverse opinion or disclaimer of an opinion or qualifications as to uncertainty, audit scope or accounting principles. Prior to retaining Coopers & Lybrand L.L.P., the Company had not consulted with Coopers & Lybrand L.L.P. regarding accounting principles. However, Hitachi Metals, Ltd. ("Hitachi Metals") and certain stockholders of HMT had consulted Coopers & Lybrand L.L.P. for the limited purpose of determining appropriate accounting treatment of the leveraged recapitalization of the Company completed in November 1995.

                                   MANAGEMENT

     Set forth below is information regarding current executive officers of the
Company:

           NAME               AGE                    POSITION
--------------------------    ----    ---------------------------------------
Ronald L. Schauer              53     President, Chief Executive Officer and
                                      Chairman of the Board
Ronald J. Buschur              33     Vice President, Quality Assurance
George J. Hall                 52     Vice President, Operations
Peter S. Norris                46     Vice President, Finance, Chief
                                      Financial Officer, Treasurer and
                                      Assistant Secretary
Michael A. Russak, Ph.D.       50     Vice President, Research and
                                      Development
Jon R. van Bronkhorst          37     Vice President, Business Development

Biographical information about Mr. Schauer is set forth under "Proposal I" above.

     Ronald J. Buschur joined the Company as Director of Quality Systems in June 1994 and was appointed Vice President, Quality Assurance in February 1995. From December 1993 to June 1994, he was a Customer Account Manager at StorMedia, a thin-film disk manufacturer. From July 1993 to December 1993, he was a Supplier Accounts Manager at Maxtor, a disk drive company. From May 1987 to July 1993, he held various managerial positions at Digital Equipment Corporation, a computer manufacturer. Mr. Buschur holds a B.A. in Business Administration and Management from the University of Phoenix and an Associate Degree in Electrical Engineering Technology from ITT Technical Institute.

     George J. Hall joined the Company as Vice President, Operations in February 1995. From December 1990 to February 1995, he was General Manager of the Rigid Media Division of Sequel, Inc., a media drive company. From 1988 to 1989, he was Director of Operations at Seagate Magnetics, a media manufacturer. From 1985 to 1988, he was employed in development of rigid disk media for vertical recording at Censtor Corporation, a thin film media/head company. From 1983 to 1985, he was Vice President of Operations of Domain Technology, a thin film manufacturer, which he co-founded. Prior to 1983, he held various positions relating to the manufacture of rigid disk media at IBM Corporation, a computer company ("IBM"). Mr. Hall holds a B.S. in Industrial Technology from San Jose State University.

     Peter S. Norris joined the Company as Vice President, Finance, Chief Financial Officer and Treasurer in December 1995. From 1975 to December 1995, he held various positions at General Instrument Corporation, an electronics company, most recently as Assistant Treasurer since 1981. Mr. Norris holds a B.A. in Economics from Upsala College.

     Michael A. Russak joined the Company as Vice President, Research and Development in August 1993. From October 1988 to August 1992, he was a manager at the Research Division of IBM Corporation. He then transferred to IBM's Storage Products Division in San Jose, California in 1992. Dr. Russak holds a B.S. in Ceramic Engineering and a Ph.D. in Materials Science from Rutgers University.

     Jon R. van Bronkhorst joined the Company as Vice President, Business Development in January 1997. From December 1993 to January 1997, he was a Vice President and Senior Research Analyst at Robertson, Stephens & Company, an investment banking firm. From May 1988 to November 1993, he held various positions at Seagate Technology, a disk drive company, most recently as Director of Investor Relations.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of April 15, 1997 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.

                                                                BENEFICIAL OWNERSHIP (1)
                                                                -------------------------
                                                                NUMBER OF      PERCENT OF
                           BENEFICIAL OWNER                       SHARES       TOTAL (%)
        ------------------------------------------------------  ----------     ----------
        Summit Partners, L.P.(2)..............................  14,720,691        35.8
          499 Hamilton Avenue, Suite
          200 Palo Alto, CA 94301
        Walter G. Kortschak(2)................................  14,720,691        35.8
        Neil M. Garfinkel.....................................          --          --
        Hitachi Metals, Ltd...................................   5,146,744        12.5
          Chiyoda Building, 2nd Floor
          1-2 Marunouchi
          Tokyo 100 Japan
        Bruce C. Edwards(3)...................................      46,500        *
        Robert G. Teal(4).....................................      46,500        *
        Ronald L. Schauer(5)..................................   3,146,000         7.7
          c/o HMT Technology Corporation
             1055 Page Avenue
             Fremont, CA 94538
        Ronald J. Buschur(6)..................................     928,426         2.3
        George J. Hall(7).....................................     683,215         1.7
        Michael A. Russak(8)..................................     840,524         2.1
        Peter S. Norris(9)....................................     559,545         1.4
        Jon R. van Bronkhorst(10).............................     250,000        *
        Larry J. Anderson(11).................................     465,491         1.1
        All directors and executive officers
          as a group (11 persons)(12).........................  21,686,892        52.8

---------------

  *  Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 41,106,881 shares of Common Stock outstanding as of April 15, 1997.

 (2) Includes (i) 6,778,429 shares beneficially owned by Summit Ventures III, L.P. ("Summit III"), (ii) 6,778,429 shares beneficially owned Summit Venture IV, L.P. ("Summit IV"), (iii) 253,952 shares beneficially owned by Summit Investors II, L.P. ("Summit Investors II") and (iv) 909,881 shares beneficially owned by Summit Subordinated Debt Fund, L.P. ("Summit Sub Debt Fund"). Mr. Kortschak, a director of the Company, is a general partner of Summit Partners, L.P., the general partner of Summit III, Summit IV, Summit Investors II and Summit Sub Debt Fund. Mr. Kortschak disclaims beneficial ownership of such shares held by Summit III, Summit IV, Summit Investors II and Summit Sub Debt Fund, except to the extent of his pecuniary interest therein.

 (3) Includes 31,969 shares that are subject to a right of repurchase in favor of the Company that expires ratably through January 2000.

 (4) Includes 31,969 shares that are subject to a right of repurchase in favor of the Company that expires ratably through January 2000.

 (5) Represents 3,146,000 shares held by The Schauer Living Trust under agreement dated March 15, 1996 ("Schauer Living Trust"). Mr. Schauer is co-trustee of the Schauer Living Trust. Includes 1,191,433 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999 and 188,380 shares that are subject to a right of repurchase in favor of the Company that expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

 (6) Represents 889,986 shares held by The Buschur Living Trust under agreement dated March 11, 1996 ("Buschur Living Trust"), 19,220 shares held by The Ryan Buschur 1996 Irrevocable Trust under agreement dated February 9, 1996 ("Ryan Buschur Trust") and 19,220 shares held by The Lynsey Buschur 1996 Irrevocable Trust under agreement dated February 6, 1996 ("Lynsey Buschur Trust"). Mr. Buschur is a co-trustee of the Buschur Living Trust. Ryan Buschur, the beneficiary of the Ryan Buschur Trust, and Lynsey Buschur Trust, are the children of Mr. Buschur. Mr. Buschur disclaims beneficial ownership of the shares held in the Ryan Buschur Trust and the Lynsey Buschur Trust. Includes 328,600 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999 and 51,949 shares that are subject to a right of repurchase in favor of the Company that expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

 (7) Represents 653,715 shares held by The George J. Hall Family Trust ("Hall Family Trust") and 29,500 shares held by The Anne T. Hall Foundation ("Hall Foundation"). Mr. Hall is a co-trustee of the Hall Family Trust and trustee of the Hall Foundation. Mr. Hall disclaims beneficial ownership of the shares held in the Hall Foundation. Includes 328,600 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999 and 51,949 shares that are subject to a right of repurchase that expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

 (8) Represents 818,889 shares held by The Russak Living Trust U/A/D under agreement dated May 31, 1996 ("Russak Living Trust"). Mr. Russak is co-trustee of the Russak Living Trust. Includes 21,000 shares held by The Mary Lynn Russak 1996 Irrevocable Trust ("Mary Lynn Russak Trust") and 635 shares held by Dr. Russak's spouse. Mary Lynn Russak, the beneficiary of the Mary Lynn Russak Trust, is a daughter of Dr. Russak. Dr. Russak disclaims beneficial ownership of the shares held in the Mary Lynn Russak Trust. Includes 328,600 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999 and 51,949 shares that are subject to a right of repurchase that expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

 (9) Includes 265,773 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999 and 29,214 shares that are subject to a right of repurchase in favor of the Company that expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

(10) Consists of 250,000 shares issuable upon the exercise of options, all of which are subject to a right of repurchase in favor of the Company that expires January 2001 if such options are exercised.

(11) Includes 328,600 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999. Mr. Anderson resigned his position with the Company in May 1997.

(12) Includes 2,771,606 shares that are subject to a right of repurchase in favor of the Company that expires ratably through November 1999, 63,938 shares that are subject to a right of repurchase in favor of the Company that expires ratably through January 2000, 250,000 shares that are subject to a right of repurchase in favor of the Company that expires in January 2001 and 373,441 shares that are subject to a right of repurchase which expires upon the earlier of the Company achieving certain performance goals or ratably beginning December 2000 through December 2004.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that an initial report on Form 3 was filed late by Mr. Jon R. van Bronkhorst.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Non-employee directors are paid $1,500 per meeting for attendance at meetings of the Board of Directors and $500 per meeting for attendance at meetings of any committee thereof. In the fiscal year ended March 31, 1997, the total cash compensation paid to non-employee directors was $48,000. Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at such meetings in accordance with Company policy.

     Each non-employee director of the Company (other than employees or affiliates of Summit Partners) receives stock options under the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan) as compensation for services of the Board of Directors. Option grants under the Directors' Plan are automatic and non-discretionary. The Directors' Plan provides for the grant of an option to purchase 8,000 shares of Common Stock to each person who is first elected as a non-employee director after the plan's adoption date. Each director who continues to serve as a non-employee director is granted an additional option to purchase 2,000 shares of Common Stock on the anniversary of the date of his or her initial grant or annually commencing with the fourth anniversary of the plan's adoption date. During the last fiscal year, no options to purchase shares of the Company's Common Stock were granted under the Directors' Plan. As of April 15, 1997, no options had been exercised under the Directors' Plan.

     The 1996 Equity Incentive Plan (the "Incentive Plan") provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to employees (including officers and employee directors). The Incentive Plan is administered by the Compensation Committee, which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof. Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a service vesting schedule determined by the Board. During the last fiscal year, 109 employee and consultants received options to purchase 556,700 shares of the Company's Common Stock. As of April 15, 1997, no options had been exercised under the Incentive Plan.

COMPENSATION OF EXECUTIVE OFFICERS

     BONUS PLAN. The Company has a discretionary bonus program for certain designated key employees of the Company, including all executive officers, pursuant to which such employees are paid cash bonuses based upon the attainment of certain specified corporate goals for the year established by the Board of Directors. The amount of the cash bonus to which each such employee is entitled is determined by the Board.

     PROFIT SHARING PLAN. In May 1996, the Board of Directors approved an incentive-based profit sharing plan for employees of the Company, including all executive officers. Under this Plan, employees are paid cash bonuses on a quarterly basis based upon the attainment of certain specified corporate goals determined by the Board of Directors.

     In addition to cash compensation, the Company's executive officers are eligible to receive stock options under the Employee Stock Purchase Plan (the "Purchase Plan") and Incentive Plan. For a description of the Incentive Plan, see "Compensation of Directors," above. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). An aggregate of 500,000 shares of Common Stock have been reserved for issuance under the Purchase Plan. Under the Purchase Plan, eligible employees, including officers, may participate in periodic offerings by the Company for a maximum 27 month offering period. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan to purchase shares of Common Stock of the Company on specified dates determined by the Board of Directors. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the specified purchase date. The Purchase Plan provides that, in the event of dissolution, merger, consolidation or similar transaction in which the Company is not the surviving corporation, the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the surviving entity, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction.

     The following table shows for the fiscal years ended March 31, 1997, 1996 and 1995, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") at March 31, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                               ANNUAL COMPENSATION                   COMPENSATION
                                --------------------------------------------------     AWARDS/
                                                                      OTHER           SECURITIES
                                FISCAL                                ANNUAL          UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)
------------------------------  ------   ---------   --------   ------------------   ------------   ---------------
Mr. Ronald L. Schauer            1997     271,635    105,165            1,535                 --         2,344(2)
  President and Chief            1996     249,995    113,557               --          3,596,000         3,592(3)
  Executive Officer              1995     220,001     15,000          184,542                 --            --
Mr. George J. Hall               1997     179,286     69,411               --                 --         2,313(4)
  Vice President,                1996     165,675     63,811               --            992,000         3,012(5)
  Operations                     1995      22,212         --                                  --            --
Dr. Michael A. Russak            1997     190,861     59,164           12,704                 --         2,951(6)
  Vice President,                1996     176,673     18,360           73,331            992,000         3,043(7)
  Research and                   1995     163,652     15,000           54,035                 --            --
  Development
Mr. Peter S. Norris              1997     152,125     39,989           93,467                 --         2,835(8)
  Vice President and             1996      42,001     22,692               --            558,000            --
  Chief Financial Office
Mr. Larry J. Anderson(9)         1997     146,693     39,917           72,823(10)             --         2,742(11)
  Former Vice President,         1996      29,022     10,000               --            465,000            --
  Marketing and Sales

---------------

 (1) Consists of relocation payments.

 (2) Consists of $252 paid by the Company in life insurance premiums and $2,092 in 401(k) employer matching contributions.

 (3) Consists of $306 paid by the Company in life insurance premiums and $3,286 in 401(k) employer matching contributions.

 (4) Consists of $252 paid by the Company in life insurance premiums and $2,061 in 401(k) employer matching contributions.

 (5) Consists of $306 paid by the Company in life insurance premiums and $2,706 in 401(k) employer matching contributions.

 (6) Consists of $252 paid by the Company in life insurance premiums and $2,699 in 401(k) employer matching contributions.

 (7) Consists of $306 paid by the Company in life insurance premiums and $2,737 in 401(k) employer matching contributions.

 (8) Consists of $252 paid by the Company in life insurance premiums and $2,583 in 401(k) employer matching contributions.

 (9) Mr. Anderson resigned from the Company in May 1997.

(10) Consists of $66,823 in relocation payments and $6000 car allowance.

(11) Consists of $252 paid by the Company in life insurance premiums and $2,490 in 401(k) employer matching contributions.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

     SEVERANCE PLAN. In January 1996, the Company adopted an Executive Severance Plan (the "Severance Plan") providing for certain benefits to executive officers of the Company in the event an executive's employment is involuntarily terminated without cause (generally meaning without any misconduct on the executive's part) or that the executive voluntarily terminates employment with good reason (generally meaning that the executive's responsibilities, title or compensation was materially reduced). Upon the occurrence of such an event, the Severance Plan provides for salary continuation for a period no greater than one year. In addition, the Severance Plan provides for continued health benefits coverage to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 and the Company's group health policies.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     During the fiscal year ended March 31, 1997, the Compensation Committee of the Board of Directors (the "Committee") was composed of two non-employee directors, Messrs. Kortschak and Teal. The Committee is responsible for establishing the Company's compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

COMPENSATION PHILOSOPHY

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company's progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

     - The Company pays competitively with comparable technology companies, both inside and outside its industry, with which the Company competes for talent. To ensure that compensation is competitive, the Company compares its practices with data storage companies and sets its parameters based on this comparison.

     - The Company maintains short- to long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

---------------

     1The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     - The Company provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners and not just as employees.

     BASE SALARY. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers were increased by 6% to 11.2% for fiscal 1997 compared to fiscal 1996. The increases were due to fiscal 1996 financial performance and the need to remain within the range of competitive salaries for comparable companies.

     NEAR-TERM INCENTIVES. In May 1996, the Company adopted the HMT Employee Quarterly Profit Sharing Plan (the "Profit Sharing Plan"), an incentive award plan for certain designated key employees of the Company, including all executive officers. The actual incentive award earned depends on the achievement of specified financial goals of the Company and individual performance objectives. The Committee and the full Board of Directors review and approve the annual performance objectives for the Company. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value.

     The Company has also adopted a Key Employee Quarterly Bonus Plan (the "Quarterly Bonus Plan") for employees of the Company, including all executive officers. Cash bonuses are paid on a quarterly basis based upon achievement of certain specified corporate goals. The Board of Directors determines the percentage of salary to be paid on an individual basis.

     Amounts reflected as "bonuses" in the "Summary Compensation Table" above, were paid based on the criteria set forth in the Profit Sharing Plan and the Quarterly Bonus Plan.

     LONG-TERM INCENTIVES. The Company's long-term incentive program consists of the 1995 Management Stock Option Plan ("Management Plan"), the 1995 Stock Option Plan ("Stock Plan), the Incentive Plan and the Employee Stock Purchase Plan ("ESPP"). As of March 31, 1996, 8,339,000 shares have been awarded to certain key officers of the Company under the Management Plan, and 3,945,150 shares have been granted under the Stock Plan. The Management Plan utilizes a combination of vesting plans designed to enhance the long-term goals of the Company. A portion of the options have a performancebased vesting provision which allows the acceleration of vesting based upon the attainment of a number of performance milestones. The remainder of the options have a time-based vesting provision which encourages employees to remain with the Company. The Stock Plan options vest on a monthly basis which the Company believes provides a strong incentive for employees to remain with the Company. Through option grants, executives and employees receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. Because the amount of the existing equity participation by the executives was deemed adequate for fiscal 1997, no additional option grants were made to the Named Executive Officers in fiscal 1997. The size of prior option grants was initially determined at the discretion of the Board of Directors, which adopted the Management Plan and Stock Plan in connection with the Leveraged Recapitalization of the Company on November 30, 1995. The Board awarded grants in order to provide significant links between executive compensation and stockholder interests. Such grants were intended to provide incentive to successfully complete the Company's initial public offering, to successfully achieve certain specified revenue and profitability targets and to maximize stockholder value over the next several years.

     The Board has elected not to grant any further options under either the Management Plan or Stock Plan. Future grants will be made under the Incentive Plan. Employees will also be allowed to participate in the ESPP.

CORPORATE PERFORMANCE AND CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Schauer's base salary during fiscal 1997 as President and Chief Executive Officer was $271,635. His bonus for the fiscal year was $105,165. Mr. Schauer's fiscal 1997 base salary was based largely on fiscal 1996 performance. In fiscal 1996, the Company achieved several key objectives. These achievements included achieving record financial performance for the Company, completing the leveraged recapitalization of the Company and raising net proceeds of approximately $88.7 million through the Company's initial public offering. Accordingly, Mr. Schauer received an increase in base salary of $21,640 for fiscal 1997 over the prior year. Mr. Schauer's fiscal 1997 cash bonus of $105,165 was paid pursuant to the Profit Sharing Plan and the Quarterly Bonus Plan. Mr. Schauer did not receive any additional option grants in fiscal 1997 because his existing equity participation was deemed adequate for fiscal 1997.

LIMITATION ON DEDUCTION OF COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its Named Executive Officers shall be designed to qualify as "performance-based compensation."

CONCLUSION

     Through the plans described above, a significant portion of the Company's executive compensation program, including Mr. Schauer's compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          Walter G. Kortschak
                                          Robert G. Teal

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph shows the total stockholder return of an investment of $100 in cash on March 13, 1996 for (i) the Company's Common Stock, (ii) the Nasdaq Composite (the "Nasdaq Composite") and (iii) the Nasdaq Computer Manufacturers Index.

        COMPARISON OF 13 MONTH CUMULATIVE TOTAL RETURN ON INVESTMENT(2)

        Measurement Period            HMT Technology       Nasdaq Stock       Nasdaq Computer
      (Fiscal Year Covered)             Corporation        Market (U.S.)       Manufacturer
3/13/96                                            100                 100                 100
3/96                                               104                 101                  98
3/97                                               123                 113                 107

                              CERTAIN TRANSACTIONS

HITACHI METALS, LTD. AND AFFILIATES

     The Company has secured distribution and sales support services from Hitachi Metals Trading and Hitachi Kizoku Shoji, affiliates of Hitachi Metals, for sales into the Japanese market. During fiscal 1997, sales of the Company's products through Hitachi Metals Trading totalled $2,000.

     The Company purchases various manufacturing materials from Hitachi Metals and its affiliates. During fiscal 1997, the Company purchased $11.1 million of nickel-plated polished substrates through Hitachi Metals Trading. During the same period, the Company purchased $1.5 million of sputtering process targets and other parts from Hitachi Metals America, an affiliate of Hitachi Metals.

     The Company believes that these transactions with Hitachi Metals and its affiliates were in the best interests of the Company and were on terms no less favorable to HMT than could be obtained from unaffiliated third parties. The Board of Directors has adopted a policy that all material transactions with affiliates be on terms no less favorable to the Company than those available from unaffiliated third parties and be subject to review and approval by a majority of the disinterested members of the Board of Directors.

---------------

1 This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2 $100 invested on 03/13/96 in stock or index, including reinvestment of dividends. Fiscal years ended March 31.

LOANS TO OFFICERS

     In April 1996, in connection with his relocation to California, the Company made a secured loan in the principal amount of $150,000 to Mr. Norris. The bridge loan did not bear interest for the first six months. Mr. Norris repaid the loan in full on October 21, 1996.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          LOGO

                                          Peter S. Norris
                                          Vice President, Finance, Chief
                                          Financial Officer,
                                          Treasurer and Assistant Secretary

July 9, 1997

                                                                      1491-PS-97

                           HMT TECHNOLOGY CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 14, 1997


         The undersigned hereby appoints PETER S. NORRIS and JAMES C. KITCH and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of stock of HMT Technology Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of HMT Technology Corporation to be held at Embassy Suites Hotel, 901 East Calaveras Boulevard, Milpitas, California, 95035 on Thursday, August 14, 1997, at 9:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

         UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

         MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED
BELOW.

PROPOSAL 1:     To elect directors to serve for the ensuing year and
                until their successors are elected.

[ ]   FOR all nominees listed below (except      [ ]  WITHHOLD AUTHORITY to vote
      as marked to the contrary below).               for all nominees listed
                                                      below.

NOMINEES:        Ronald L. Schauer                 Walter G. Kortschak
                 Bruce C. Edwards                  Robert G. Teal
                 Neil M. Garfinkel

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

________________________________________________________________________________
________________________________________________________________________________
                           (Continued on other side)

                          (Continued from other side)


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:   To ratify the selection of Coopers & Lybrand L.L.P.
              as independent auditors of the Company for its fiscal year ending March 31, 1998.

              [ ]  FOR     [ ]   AGAINST     [ ]   ABSTAIN



Dated ______________, 1997            ______________________________
                                      ______________________________
                                      ______________________________
                                      SIGNATURE(S)


                                      Please sign exactly as your name
                                      appears hereon.  If the stock
                                      is registered in the names of
                                      two or more persons, each
                                      should sign.  Executors,
                                      administrators, trustees,
                                      guardians and
                                      attorneys-in-fact should add
                                      their titles.  If signer is a
                                      corporation, please give full
                                      corporate name and have a
                                      duly authorized officer sign,
                                      stating title.  If signer is
                                      a partnership, please sign in
                                      partnership name by
                                      authorized person.



PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.





                                         2.